Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS FOR ITS FIRST QUARTER ENDED MARCH 31, 2012

Company to Host Quarterly Conference Call at 10:00 A.M. on May 10, 2012

Financial and Operational Highlights

•	First quarter 2012 net income of $4.7 million, or $0.46 per share

•	First quarter 2012 gross premiums written increased 14% to $58.0 million

•	Homeowners policies in force totaling 107,700 at March 31, 2012

•	Cash and investment holdings of $184.8 million at March 31, 2012

•	Book value per share of $5.75 at March 31, 2012

St. Petersburg, FL - May 9, 2012: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the quarter ended March 31, 2012.

2012 First Quarter

The Company reported net income for the first quarter of $4.7 million, or $0.46 per share, compared to net income of $1.1 million, or $0.11 per share, during the same period of last year. Net premiums earned increased to $27.8 million from $19.1 million for the first quarter of 2011. Net investment income, realized gains and other revenues increased to $1.7 million for the quarter compared to $1.4 million in the prior year quarter.

Losses and loss adjustment expenses increased to $9.5 million for the quarter from $8.4 million during the same period of last year. Policy acquisition costs increased to $8.3 million from $6.5 million for the first quarter of 2011. Operating expenses increased to $1.4 million from $1.3 million during the same period of last year. General and administrative expenses increased to $2.8 million from $2.4 million for the first quarter of last year.

Balance Sheet Highlights

United's cash and investment holdings totaled $184.8 million at March 31, 2012, compared to $165.9 million at December 31, 2011. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% of United's total investments at March 31, 2012, and December 31, 2011. At March 31, 2012, approximately 83% of United's fixed maturities were U.S. Treasuries or corporate bonds rated "A" or better, and 17% are corporate bonds rated "BBB".

United continues to benefit from various rate increases it has implemented since 2009, including average rate increases during 2011 of 15.9% and 7.5% on its Florida homeowners' policies, 15% on its Florida dwelling policies and 6% on its South Carolina homeowner policies. United expects the recently implemented rate increases to continue to positively impact premiums earned through December 2013.

After beginning to write policies in Massachusetts during the fourth quarter of 2011, United's wholly-owned insurance subsidiary, United Property & Casualty Insurance Company (UPC), began writing policies in Rhode Island during the first quarter of 2012. Its UPC subsidiary also has license applications pending in two additional states.

“Our gross written premium continued to grow strongly, growth that has largely resulted from rate increases and new business production,” said Mel Russell, United's Executive Vice President. “We were happy to see that we wrote over 600 new policies in Massachusetts and Rhode Island in the first quarter, states in which we did not write during the first quarter of 2011.” Company management remains clearly pleased with recent results, noting that such results follow careful planning regarding geographic diversification and growth. “We have always believed that our conservative underwriting criteria helped us mitigate risk, but now our bottom-line results seem to validate all the recent steps we took to diversify our portfolio and ensure that we receive appropriate rate,” continued Mr. Russell. “We currently see no reason why our positive results would not continue throughout the 2012 year.”

Company Provides Update on Management Search

The Company's President and Chief Executive Officer, Donald Cronin, retired on May 1, 2012 as previously announced, including leaving his seat on the Board of Directors. The Company's Board of Directors continues to diligently conduct a thorough search for a potential successor and expects to provide an update in the coming weeks.

Conference Call Details

Date and Time:    May 10, 2012 - 10:00 A.M. ET

Participant Dial-In:    (United States): 877-407-0782
(International): 201-689-8567

Webcast:	To listen to the live webcast, please go to www.upcic.com (Events and Presentations) and click on the conference call link, or go to: http://www.investorcalendar.com/IC/CEPage.asp?ID=168404.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2011. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Interim Chief Financial Officer		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended March 31,
	2012	2011
REVENUE:
Gross premiums written	$57,996	$50,775
Increase in gross unearned premiums	(7,320)	(10,409)
Gross premiums earned	50,676	40,366
Ceded premiums earned	(22,886)	(21,258)
Net premiums earned	$27,790	$19,108
Net investment income	747	534
Net realized gains	81	—
Other revenue	885	826
Total revenue	$29,503	$20,468
EXPENSES:
Losses and loss adjustment expenses	9,482	8,384
Policy acquisition costs	8,253	6,544
Operating expenses	1,433	1,297
General and administrative expenses	2,793	2,363
Interest expense	83	154
Total expenses	$22,044	$18,742
Income before other income	7,459	1,726
Other income	(24)	—
Income before income taxes	$7,483	$1,726
Provision for income taxes	2,735	602
Net income	$4,748	$1,124
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	634	(62)
Reclassification adjustment for net realized investment gains	(81)	—
Income tax benefit (expense) related to items of other comprehensive income	(213)	23
Total comprehensive income	$5,088	$1,085

Weighted average shares outstanding
Basic and Diluted	10,361,849	10,573,932

Earnings per share
Basic and Diluted	$0.46	$0.11

Dividends declared per share	$0.05	$—

Consolidated Balance Sheets
In thousands

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $118,470 and $116,863, respectively)	$122,452	$120,378
Equity securities (adjusted cost of $3,433 and $3,284, respectively)	3,814	3,581
Other long-term investments	300	300
Total investments	126,566	124,259
Cash and cash equivalents	58,254	41,639
Accrued investment income	925	986
Premiums receivable, net of allowances for credit losses of $78 and $77, respectively	14,250	11,205
Reinsurance recoverable on paid and unpaid losses	3,755	4,458
Prepaid reinsurance premiums	19,731	40,968
Deferred policy acquisition costs	13,545	12,324
Other assets	4,312	4,376
Total Assets	$241,338	$240,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$31,796	$33,600
Unearned premiums	107,450	100,130
Reinsurance payable	337	16,571
Other liabilities	25,431	17,866
Notes payable	16,765	17,059
Total Liabilities	181,779	185,226
Commitments and contingencies
Stockholders' Equity:
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued; 10,361,849 outstanding	1	1
Additional paid-in capital	75	75
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,681	2,341
Retained earnings	57,233	53,003
Total Stockholders' Equity	59,559	54,989
Total Liabilities and Stockholders' Equity	$241,338	$240,215